Exhibit 2.1

AGREEMENT OF MERGER

DATED AS OF DECEMBER 30, 2008

between

PREMIER FINANCIAL BANCORP, INC.

and

ABIGAIL ADAMS NATIONAL BANCORP, INC.

Exhibit 2.1 - Continued

TABLE OF CONTENTS

		Page
Section 1.	Merger

1.1	General Effect of Merger; Assets	2
1.2	Liabilities of Surviving Company	2
1.3	Name, Directors and Officers of Surviving Company	2
1.4	Offices, Policies of Surviving Company	3
1.5	Capital Structure of Surviving Company	3
1.6	Change in Method of Effecting Acquisition	3

Section 2.	Conversion, Exchange and Cancellation of Shares

2.1	General	4
2.2	Stock Consideration and Payment for Fractional Shares	4
2.3	Manner of Exchange	4
2.4	Fractional Shares	5
2.5	Lost Certificates	5
2.6	Stock Options	5

Section 3.	Representations, Warrantis and Covenants of Premier

3.1	Organization, Standing and Authority	7
3.2	Capital Structure	7
3.3	Premier Subsidiaries	8
3.4	Authority	9
3.5	Premier Financial Statements	9
3.6	Allowance for Possible Loan Losses	10
3.7	Accuracy of Annual Reports	10
3.8	Absence of Undisclosed Liabilities	10
3.9	Tax Matters	10
3.10	Loans	11
3.11	Properties	11
3.12	Compliance with Laws	12
3.13	Employee Benefit Plans	12
3.14	Commitments and Contracts	12
3.15	Labor	13
3.16	Material Contracts Furnished	13
3.17	Material Contracts	13
3.18	Material Contract Defaults	13
3.19	Legal Proceedings	14
3.20	Absence of Certain Changes or Events	14
3.21	Reports	14

Exhibit 2.1 - Continued

3.22	Investments	14
3.23	Securities Portfolio	15
3.24	Environmental Matters	15
3.25	Preparation of Registration Statement On Form S-4/Accuracy of Proxy Statement	15
3.26	Interim Company Formation; Adoption Agreement	15
3.27	Filing of Application to Merge	15
3.28	Best Efforts	16
3.29	Conduct of Business - Acquisitions	16
3.30	Conduct of Business - Affirmative Covenants of Premier	16
3.31	Directors and Officers Indemnification and Insurance	17
3.32	Stock Listing	18

Section 4.	Representations, Warranties and Covenants of Adams

4.1	Organization, Standing and Authority	19
4.2	Capital Structure	19
4.3	Subsidiaries	19
4.4	Authority	20
4.5	Adams Financial Statements	20
4.6	Accuracy of Annual Reports	20
4.7	Allowance for Possible Loan Losses	20
4.8	Absence of Undisclosed Liabilities	21
4.9	Tax Matters	21
4.10	Loans	22
4.11	Properties	22
4.12	Compliance with Laws	22
4.13	Employee Benefit Plans	23
4.14	Commitments and Contracts	23
4.15	Labor	24
4.16	Material Contracts Furnished	24
4.17	Material Contracts	24
4.18	Material Contract Defaults	24
4.19	Legal Proceedings	25
4.20	Absence of Certain Changes or Events	25
4.21	Reports	25
4.22	Accuracy of Proxy Statement	25
4.23	Investments	25
4.24	Securities Portfolio	26
4.25	Environmental Matters	26
4.26	Best Efforts	26
4.27	Conduct of Business – Negative Covenants of Adams	26
4.28	Conduct of Business – Affirmative Covenants of Adams	27

Exhibit 2.1 - Continued

Section 5.	Indemnification and Confidentiality

5.1	Access and Information	30
5.2	Furnishing Information and Indemnification	30
5.3	Confidentiality	31
5.4	Updates to Information	31

Section 6.	Conditions Precedent

(a)	Governmental Approvals	32
(b)	Shareholder Approval	32
(c)	Registration Statement	32
(d)	Issuance of Premier Preferred Stock Pursuant to CPP	32
(e)	No Divestiture or Adverse Condition	33
(f)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Premier	33
(g)	Accuracy of Representations and Warranties; Performance of Obligations and Covenants – Adams	33
(h)	Opinion of Counsel for Adams	33
(i)	Opinion of Counsel for Premier	35
(j)	Less than 20% Dissenters	36
(k)	Tax Ruling or Opinion Letter	37
(l)	Absence of Material Adverse Changes - Premier	37
(m)	Absence of Material Adverse Changes – Adams	38
(n)	Consent of Premier Lenders	38
(o)	Consent of Adams Lender	38
(p)	No Excess Parachute Payment	38
(q)	Fairness Opinion - Adams	38
(r)	Fairness Opinion - Premier	38
(s)	Compliance with Written Agreement	39

Section 7.	Closing Date and Effective Time

7.1	Closing Date	40
7.2	Effective Time	40

Section 8.	Termination of Agreement

8.1	Grounds for Termination	41
8.2	Effect of Termination	42
8.3	Return of Information	42

Section 9.	Waiver and Amendment	43

Section 10.	Meeting of Shareholders of Traders	44

Exhibit 2.1 - Continued

Section 11.	Rights of Dissenting Shareholders	45

Section 12.	Miscellaneous

12.1	Public Announcements	46
12.2	Brokers and Finders	46
12.3	Disclosed In Writing	46
12.4	Entire Agreement	46
12.5	Counterparts	46
12.6	Invalid Provisions	46
12.7	Notices	46
12.8	Headings	47
12.9	Expenses	47
12.10	Governing Law	47
12.11	No Assignment	47
12.12	Effectiveness of Agreement	47
12.13	Further Acts	48
12.14	Representations and Warranties Not to Survive	48
12.15	Disclosure Letter	48

v

Exhibit 2.1 - Continued

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (hereinafter sometimes referred to as the "Agreement”), made and entered into as of the 30th day of December, 2008, by and between PREMIER FINANCIAL BANCORP INC. (“Premier”) and ABIGAIL ADAMS NATIONAL BANCORP, INC. (“Adams”);

W I T N E S S E T H:

WHEREAS, Premier is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and a registered bank holding company, with its principal executive office and place of business located in the City of Huntington, County of Cabell and State of West Virginia, with authorized capital stock consisting of 10,000,000 common shares, no par value per share (“Premier Common Stock”), of which 6,392,772 shares are currently outstanding and 1,000,000 preferred shares, no par value per share, none of which are currently outstanding (“Premier Preferred Stock”); and

WHEREAS, Adams is a corporation duly organized and validly existing under the laws of the State of Delaware and a registered bank holding company, with its principal executive office and place of business located in Washington, D.C., with authorized capital stock consisting of 5,000,000 common shares, par value $0.01 per share (“Adams Common Stock”), of which 3,463,569 shares are currently outstanding; and

WHEREAS, Premier and Adams have agreed to the merger of Adams with Interim Company (defined below) so that upon consummation of the merger Adams will be a wholly-owned subsidiary of Premier; and

WHEREAS, the Board of Directors of Premier has approved this Agreement, authorized the execution hereof in counterparts, and directed that it be submitted to its shareholders for approval, ratification and confirmation; and

WHEREAS, the Board of Directors of Adams has approved this Agreement, authorized the execution hereof in counterparts, and directed that it be submitted to its shareholders for approval, ratification and confirmation; and

WHEREAS, Premier has agreed to cause a new Delaware corporation to be organized which shall be named Adams Acquisition Company, or such other name as Premier may determine (“Interim Company”), with its initial principal office and place of business to be located in Washington, D.C., and all shares of its capital stock to be owned by Premier; and

WHEREAS, Premier has agreed to cause Interim Company to approve this Agreement and authorize the execution of an Adoption Agreement substantially in the form attached hereto as “Exhibit A” which is incorporated herein by reference.

Exhibit 2.1 - Continued

NOW, THEREFORE, in consideration of the foregoing premises, which are not mere recitals but an integral part hereof, and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.     Merger

1.1           General Effect of Merger; Assets.  At the Effective Time (hereinafter defined in Section 7.2), Interim Company shall merge with and into Adams (the “Merger”) under the charter of Adams pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law.  Adams shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the “Surviving Company”.  At the Effective Time of the Merger, the corporate existence of Interim Company shall cease.  The Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Interim Company and Adams; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Interim Company and Adams, and each of them, shall be deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in the Interim Company and Adams and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.

1.2           Liabilities of Surviving Company.  From and after the Effective Time of the Merger, the Surviving Company shall be liable for all liabilities of Adams and Interim Company and all deposits, debts, liabilities, obligations and contracts of Adams and Interim Company, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Adams or Interim Company, as the case may be, shall be those of and are hereby expressly assumed by the Surviving Company and shall not be released or impaired by the Merger, and all rights of creditors and other obligees and all liens on property of either Adams or Interim Company shall be preserved unimpaired, and the Surviving Company shall have all rights and shall be liable for all obligations of Adams under all employee benefit plans and arrangements of Adams and such plans and related trusts shall continue in effect without any interruption or termination unless and until changed as therein or by law provided or permitted or as mutually agreed to by the parties hereto.

1.3           Name, Directors and Officers of Surviving Company.  The Articles of Incorporation and the By-laws of Adams in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-laws of the Surviving Company until changed as therein or by law provided.  Until changed by the shareholder or Board of Directors of Surviving Company, as the case may be, the directors and officers of the Surviving Company at the Effective Time shall be those persons who are directors and officers respectively of Adams immediately before the Effective Time.  The committees of the Board of Directors of the Surviving Company at the Effective Time shall be the same as and shall be composed of the same persons who are serving on committees appointed by the Board of Directors of Adams as they exist immediately before the Effective Time.  The committees of officers of the Surviving Company at the Effective Time shall be the same as and shall be composed of the same officers who are serving on the committees of officers of Adams as they exist immediately before the Effective Time.

Exhibit 2.1 - Continued

1.4           Offices, Policies of Surviving Company.  Until changed by the Board of Directors of the Surviving Company, from and after the Effective Time, the business and location of the Surviving Company shall be the same as that of Adams.  Unless contrary to law, all corporate acts, plans, policies, applications, agreements, loan commitments, orders, registrations, licenses, approvals and authorizations of Adams and Interim Company, their respective shareholders, boards of directors, committees elected or appointed by their boards of directors, officers and agents, which were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of Surviving Company and shall be effective and binding thereon as the same were with respect to Adams and Interim Company immediately before the Effective Time.

1.5           Capital Structure of Surviving Company.  The capital structure of the Surviving Company shall be the same as the capital structure of Adams.

1.6           Change in Method of Effecting Acquisition.  Premier may at any time prior to the Effective Time change the method of effecting the combination with Adams (including, without limitation, the provisions of this Section 1 if and to the extent it deems such change to be necessary, appropriate or desirable; however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as hereinafter defined), (ii) adversely affect the tax treatment of Adams’ stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Premier shall provide Adams prior written notice of such change and the reasons therefore.

Exhibit 2.1 - Continued

Section 2.     Conversion, Exchange and Cancellation of Shares

2.1           General.  The manner of converting and exchanging Adams Common Stock, all of which is represented by outstanding share certificates, into Premier Common Stock shall be as hereinafter provided in this Section 2.

2.2           Stock Consideration and Payment for Fractional Shares.

(a)           Each holder of a share of Adams Common Stock (other than those shares of Adams Common Stock for which appraisal rights are available and which have been perfected pursuant to the Delaware General Corporation Law), shall receive in respect thereof, subject to the limitations set forth in this Agreement, 0.4461 shares of Premier Common Stock (the “Merger Consideration”) for each share of Adams Common Stock.

(b)           Outstanding Premier Stock.  Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(c)           Treasury Shares.  Each share of Adams Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

2.3           Manner of Exchange.  After the Effective Time of the Merger, except for persons who may have dissenters’ rights pursuant to Delaware General Corporation Law and who exercise any rights they may have as dissenting shareholders of Adams, if any, each holder of a certificate theretofore evidencing outstanding shares of Adams Common Stock, upon surrender of such certificate, accompanied by a Letter of Transmittal, to Premier shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Premier Common Stock for which shares of Adams Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 2.  Premier, or its Exchange Agent shall mail such Letter of Transmittal to Adams Stockholders no later than three (3) business days after the Effective Time.  Until so surrendered, each outstanding certificate which, prior to the Effective Time of the Merger, represented Adams Common Stock will be deemed to evidence the right to receive the number of full shares of Premier Common Stock into which the shares of Adams Common Stock represented thereby may be converted, and will be deemed for all corporate purposes of Premier to evidence ownership of the number of full shares of Premier Common Stock into which the shares of Adams Common Stock represented thereby were converted.  Until such outstanding certificates formerly representing Adams Common Stock are surrendered, no dividend payable to holders of record of Premier Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof.  After the Effective Time of the Merger there shall be no further registry of transfers on the records of Adams of shares of Adams Common Stock.  Upon surrender of certificates of Adams Common Stock for exchange for Premier Common Stock, there shall be paid to the record holder of the certificates of Premier Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such full shares of Premier Common Stock as of any record date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger, but prior to surrender and a payment date subsequent to surrender.  No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

Exhibit 2.1 - Continued

2.4           Fractional Shares.  Premier will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any Adams shareholder otherwise entitled to receive such fractional shares.  The amount of such cash payment will be determined by multiplying the fractional share interest to which an Adams shareholder would otherwise be entitled by Eight and 07/100 Dollars ($8.07).  Payment for fractional shares will be made with respect to each shareholder at the time such shareholder’s certificates of Adams Common Stock are exchanged.

2.5           Lost Certificates.  If a certificate evidencing outstanding shares of Adams Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Premier  certificate and cash, without interest, to which he would otherwise be entitled on exchange of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen and destroyed certificate and the issuance of the certificate and cash.

2.6           Stock Options.

(a)           At the Effective Time, all options granted by Adams ("Adams Options") to purchase shares of Adams Common Stock which are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into options to purchase shares of Premier Common Stock (the "Continuing Options") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of Adams’ 2003 Stock Based Incentive Plan (the "Adams Stock Plan")):

(1)
The number of shares of Adams Common Stock to be subject to the Continuing Options shall be equal to the product of the number of shares of Adams Common Stock subject to the Adams Options and .4461, provided that any fractional shares of Premier Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

(2)
The exercise price per share of Premier Common Stock under the Continuing Options shall be equal to the exercise price per share of Adams Common Stock under the Adams Options divided by .4461, provided that such exercise price shall be rounded up to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the Continuing Options shall be the same as the Adams Options, except that all references to Adams shall be deemed to be references to Premier.

Exhibit 2.1 - Continued

(b)           At all times after the Effective Time, Premier shall reserve for issuance such number of shares of Premier Common Stock as necessary so as to permit the exercise of Continuing Options in the manner contemplated by this Agreement and in the instruments pursuant to which such options were granted.  Shares of Premier Common Stock issuable upon exercise of Continuing Options shall be covered by an effective registration statement on Form S-8, and Premier shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time, but in no event later than 30 days after the Effective Time.

(c)           Continuing Options may be exercised in accordance with the terms of the Adams Options in effect immediately prior to the Effective Time, subject to applicable law and regulation.

Exhibit 2.1 - Continued

Section 3.    Representations, Warranties and Covenants of Premier

Standard.  No representation or warranty of Premier contained in Section 3 or of Adams contained in Section 4 shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Section 3, in the case of Premier, or Section 4, in the case of Adams, has had or would reasonable by expected to have a Material Adverse Effect with respect to Premier or a Material Adverse Effect with respect to Adams, (disregarding for purposes of Section 3 and Section 4 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect,” and words of similar import).  Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2 and Section 4.2 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent.

Except as disclosed in the Disclosure Letter (as defined in Section 12.15), Premier hereby represents and warrants to and covenants with Adams that:

3.1           Organization, Standing and Authority.  Premier is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky, and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended.  Premier has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Premier in accordance with its terms, subject only to the requirement of ratification, confirmation and approval by Premier’s shareholders.  At the Effective Time, Premier will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

3.2           Capital Structure.  The authorized capital stock of Premier consists of 10,000,000 shares of Premier Common Stock, of which 6,392,772 shares are currently issued and outstanding and 1,000,000 shares of Premier Preferred Stock, none of which are currently issued and outstanding.  All of such shares are fully paid and non-assessable.  Premier does not have any other shares of Premier Common Stock or Premier Preferred Stock or any other capital stock issued or outstanding.  Premier does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock except that (i) Premier has reserved 511,000 shares of Premier Common Stock to be issued upon the exercise of stock options granted to certain Premier employees and (ii) Premier has applied to participate in the Capital Purchase Program (“CPP”) of the U.S. Department of the Treasury, which application, if approved and consummated, will result in the issuance of up to $24,087,000 of Premier Preferred Stock and warrants for the purchase of Premier Common Stock with an aggregate market price equal to 15% of such Premier Preferred Stock.

Exhibit 2.1 - Continued

As of September 30, 2008, 195,549 option grants for Premier Common Stock were outstanding, of which 117,433 were immediately exercisable.  Neither the holders of Premier Common Stock or Premier Preferred Stock have any preemptive rights with respect to the issuance of additional authorized shares of Premier Common Stock.  Nothing in this Agreement shall prohibit or impair the ability and right of Premier to increase its authorized capital stock, or issue or agree to commit to issue additional shares of its capital stock, and any increase in authorized capital stock, or issuance, or agreement or commitment to issue, additional shares of Premier Common Stock (other than an issuance, or agreement or commitment to issue, resulting from a stock dividend, stock split, or reverse stock split) shall not alter or affect the Merger Consideration set forth in Section 2.2 hereof.

3.3           Premier Subsidiaries.  At the date of this Agreement, Premier has six (6) state bank subsidiaries, and one (1) non-banking/non-holding company subsidiary, as follows:

(a)  Premier State Banks:

Citizens Deposit Bank and Trust, Inc.;
Farmers Deposit Bank, Eminence, Kentucky;
Ohio River Bank, Inc.;
First Central Bank, Inc.;
Boone County Bank, Inc.; and
Traders Bank, Inc.

hereinafter referred to as “Premier State Banks”.

(b) Premier has one (1) non-bank/non-bank holding company subsidiary:

Mt. Vernon Financial Holdings, Inc.

hereinafter referred to as the “Premier Non-Bank Subsidiary”.

The Premier State Banks and Premier Non-Bank Subsidiary are hereinafter jointly referred to as the “Premier Subsidiaries”.

Except for the Premier State Banks and Premier Non-Bank Subsidiary, Premier has no subsidiaries.

Each of the Premier State Banks is a banking corporation, duly organized, validly existing under the laws of either the State of West Virginia or Ohio, or the Commonwealth of Kentucky, and has the corporate power and is duly authorized to own all of its properties and assets and to carry on its business as is now being conducted.  The Premier Non-Bank Subsidiary is a corporation, validly existing under the laws of the Commonwealth of Kentucky, and has the corporate power and is duly authorized to own all of its properties and assets and to carry on its business as is now being conducted.  Premier owns all of the issued and outstanding capital stock of each of the Premier Subsidiaries, free and clear of any liens, claims, security interest, encumbrances, charges or rights of third parties of any kind whatsoever, except that (i) all of Premier’s 100% interest in Boone County Bank is pledged as collateral for a $11,550,000 loan from First Guaranty Bank of Hammond, Louisiana and (ii) all of Premier’s 100% interest in Farmers Deposit Bank and Citizens Deposit Bank are pledged as collateral for a $6,500,000 loan and a $3,000,000 line of credit from The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky.

Exhibit 2.1 - Continued

Nothing in this Agreement shall prohibit or impair the ability and right of Premier or any Premier Subsidiary to create or acquire, or agree to create or acquire, any other subsidiaries or entities or to acquire, consolidate or merge with any other company, corporation, bank or banking association, or to acquire or establish any branch prior to the Effective Time, provided however that none of the transactions described in this paragraph shall adversely affect Premier’s ability to fulfill its obligations under this Agreement or result in the imposition of a burdensome condition by a regulatory authority.

3.4           Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Premier, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Premier is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Premier is subject.

3.5           Premier Financial Statements.  Premier has delivered to Adams prior to the execution of this Agreement copies of the following financial statements of Premier (which, together with all future financial statements to be furnished are collectively referred to herein as the “Premier Financial Statements”): the audited Consolidated Balance Sheets of Premier as of December 31, 2007, December 31, 2006 and December 31, 2005, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and of Consolidated Statements of Changes in Shareholders’ Equity for the years then ended, and the notes thereto.  The Premier Financial Statements (as of the dates thereof and for the periods covered thereby):

(a)           are in accordance with the books and records of Premier, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

(b)           present fairly, in all material respects, the financial position and results of operations and cash flows of Premier as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

Exhibit 2.1 - Continued

Premier’s unaudited Balance Sheet and the related unaudited Statements of Income and Statements of Changes in Cash Flows, for the calendar quarter and year-to-date periods ended September 30, 2008, and for each calendar quarter thereafter until the Effective Time, all of which Premier shall deliver to Adams as soon as practicable, will be prepared in accordance with accounting principals consistently applied and will fairly present Premier’s financial condition and results of operations as of such date and for such periods, except for footnote disclosures, which generally do not include all of the disclosures normally required for annual financial statements.

3.6           Allowance for Possible Loan Losses.  The allowance for possible loan losses shown on the Consolidated Balance Sheet of Premier as of December 31, 2007, and September 30, 2008, has been established and is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2007 and September 30, 2008 respectively.

3.7           Accuracy of Annual Reports.  The annual reports of Premier to its shareholders for the years 2007, 2006 and 2005 heretofore delivered to Adams do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

3.8           Absence of Undisclosed Liabilities.  At December 31, 2007 and September 30, 2008, none of Premier or the Premier Subsidiaries had any obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to Premier (i) except as disclosed in the Premier Financial Statements and (ii) except, in the case of any of the Premier State Banks, for unfunded loan commitments made in the ordinary course of their respective businesses and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2007, or from any action omitted to be taken during such period that, to the knowledge of Premier, could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the Premier Financial Statements.  The amounts set up as liabilities for taxes in the Premier Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2007.  Since December 31, 2007, none of Premier or the Premier Subsidiaries has incurred or paid any obligation or liability which would be material (on a consolidated basis) to Premier, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.

3.9           Tax Matters.

(a)           All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of any of Premier or the Premier Subsidiaries have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of Premier management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to any of Premier or the Premier Subsidiaries, except as reserved against in the Premier Financial Statements, or as previously disclosed to Adams in writing.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

Exhibit 2.1 - Continued

(b)           None of Premier or the Premier Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(c)           To the extent any federal, state, local or foreign taxes are due from any of Premier or the Premier Subsidiaries for the period or periods beginning January 1, 2008, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of Premier or the Premier Subsidiaries prepared before the Effective Time.

(d)           Deferred taxes of Premier or the Premier Subsidiaries have been provided for in accordance with generally accepted accounting principles.

3.10           Loans.  Except as disclosed or provided for in the Premier Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of any Premier State Bank in the Premier Financial Statements as of December 31, 2007, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $500,000.00 is subject to any asserted defense, offset or counterclaim known to Premier.

3.11           Properties.  Except as disclosed in the Premier Financial Statements, Premier and the Premier Subsidiaries have good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the Premier Financial Statements as being owned by them at December 31, 2007 or acquired by them after December 31, 2007.  To the best knowledge and belief of Premier management, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business on a consolidated basis, held under leases or subleases by any of Premier and the Premier Subsidiaries, as the case may be, are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to Adams and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

Exhibit 2.1 - Continued

3.12           Compliance with Laws.  Premier and each of the respective Premier Subsidiaries:

(a)           is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

(b)           has received no notification from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

3.13           Employee Benefit Plans.  With respect to any plan or arrangement of Premier or any Premier Subsidiary which constitutes an employee benefit within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):

(a)           All “employee benefit plans”, as defined in Section 3(3) of ERISA, which cover one or more employees employed by any of Premier or any Premier Subsidiary (each individually, a “Plan”, and collectively, the “Plans”) comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2007, none of Premier or any Premier Subsidiary had any material liability under any Plan that is not reflected on the audited statements of financial condition of Premier or the unaudited balance sheets of the Premier Subsidiaries, as of such date, or in the notes thereto (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Neither the Plans nor any trustee or administrator thereof has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(b)           No litigation is pending against any Plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(c)           Neither Premier nor any Premier Subsidiary is a party to any multiemployer pension plan as defined in Section 414(f) of the Internal Revenue Code of 1986 and Section 3(37) of ERISA.

3.14           Commitments and Contracts.   Neither Premier nor any Premier Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

Exhibit 2.1 - Continued

 (i)           any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant;

(ii)           any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant;

(iii)           any contract or agreement with any labor union;

(iv)           any contract not made in the ordinary course of business containing covenants limiting the freedom of Premier or any Premier Subsidiary to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, Premier or any Premier Subsidiary will carry on its business (other than as may be required by law or applicable regulatory authorities).

3.15           Labor.  No work stoppage involving Premier or any Premier Subsidiary is pending or, to the best Premier’s knowledge, threatened.  Neither Premier nor any Premier Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Premier or any Premier Subsidiary.  Employees of Premier or any Premier Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

3.16           Material Contracts Furnished.  Premier has made available to Adams true and complete copies of all material contracts, leases and other agreements to which Premier or any Premier Subsidiary are parties or by which they are bound and of all employment, pension, retirement, stock option, profit sharing and deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers, or other employees of Premier or any Premier Subsidiary.

3.17           Material Contracts.  Except as is otherwise provided in this Agreement, none of Premier or the Premier Subsidiaries, nor any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

3.18           Material Contract Defaults.  None of Premier or the Premier Subsidiaries is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default.

Exhibit 2.1 - Continued

3.19           Legal Proceedings.  There are no actions, suits or proceedings instituted or pending, or to the best knowledge of Premier, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to any of Premier or the Premier Subsidiaries, respectively, or against any property, asset, interest or right of any of them, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of Premier or any of the Premier Subsidiaries, respectively, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  None of Premier or the Premier Subsidiaries is a party to any agreement or instrument or is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

3.20           Absence of Certain Changes or Events.  Since December 31, 2007, none of Premier or the Premier Subsidiaries has:  (i) incurred any material liability, except in the ordinary course of its business, and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

3.21           Reports.  Since January 1, 2008, each of Premier and the Premier Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, which they were required to file with:  (i) the Securities and Exchange Commission, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements; (ii) the Board of Governors of the Federal Reserve System; (iii) the Office of the Comptroller of the Currency; (iv) the Federal Deposit Insurance Corporation; (v) the West Virginia Department of Banking; (vi) the Kentucky Office of Financial Institutions; (vii) the Ohio Department of Banking; and (viii) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to Adams by Premier does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

3.22           Investments.   Except as incurred in the ordinary course of business as heretofore conducted all securities owned by Premier and the Premier Subsidiaries of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by Premier and the Premier Subsidiaries in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to Adams in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

Exhibit 2.1 - Continued

3.23           Securities Portfolio.   Since December 31, 2007, there have been no material changes in the quality of Premier’s or any of the Premier Banks’ portfolios of securities.

3.24           Environmental Matters.  To the knowledge of Premier, neither Premier nor any Premier Subsidiary nor any properties owned or operated by Premier or any Premier Subsidiary has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of Premier’s management, threatened relating to the liability of any properties owned or operated by Premier or any Premier Subsidiary under any Environmental Law.  “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, sub-surface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

3.25           Preparation of Registration Statement on Form S-4/Accuracy of Proxy Statement.  Premier at its sole cost and expense shall prepare and file with the Securities and Exchange Commission a Registration Statement on Form S-4 relating to the shares of Premier Common Stock to be issued to Adams shareholders and the shares underlying the Adams options.  The material which refers to Premier and which will be submitted by Premier for inclusion in the proxy statement referred to in Section 10 hereof, or in any amendment or supplement thereto, mailed to the holders of Adams Common Stock and Premier Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

3.26           Interim Company Formation; Adoption Agreement.  Premier at its sole cost and expense shall cause to be organized Interim Company as a Delaware corporation and shall cause Interim Company to execute and enter into an Adoption Agreement in substantially the form attached hereto as “Exhibit A” and a Plan of Merger in substantially the form annexed hereto as “Exhibit B” and cause Interim Company to take such action as is provided in this Agreement or in said Adoption Agreement or Plan of Merger upon Interim Company’s part to be taken.  Immediately prior to the Effective Time, Premier will own all of the issued and outstanding shares of Interim Company’s capital stock.

3.27           Filing of Application to Merge.  Premier at its sole cost and expense shall cause to be filed with the Federal Reserve Board, Office of the Comptroller of the Currency, West Virginia Board of Banking and Financial Institutions and the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission an application to merge Adams and Interim Company, and shall cause Interim Company to take such action as is provided in this Agreement upon Interim Company’s part to be taken.

Exhibit 2.1 - Continued

3.28           Best Efforts.  On or prior to the Closing Date (hereinafter defined in Section 7.1 hereof), Premier will, to the extent permitted by applicable laws, rules and regulations, take such actions, and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

3.29           Conduct of Business - Acquisitions.  Premier and Adams have agreed in principle that continued growth of Premier through the acquisition of, or consolidation or merger with, one or more banks or bank holding companies, and the payment of cash, the issuance of additional shares of Premier, or both, as consideration therefor, and the issuance of Premier Preferred Stock and warrants to purchase Premier Common Stock pursuant to the CPP all upon proper terms and conditions, will inure to the benefit of Premier and to Adams in the event the Merger is effected.  Adams has agreed that in the event the Merger is effected, such contemplated actions will inure to the benefit of Adams as well as to Premier, and has generally approved, in principle, such acts. Adams hereby consents to, and agrees that Premier, without obtaining any further consent or approval of Adams, may acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire any assets of any other company, corporation, bank or banking association, or issue Premier Preferred Stock and warrants to purchase Premier Common Stock pursuant to the CPP; provided however that no such enumerated action may (i) result in Premier abrogating or modifying its obligations under this Agreement or (ii) impair Premier’s ability to obtain regulatory or shareholder approval of the transactions contemplated by this Agreement or (iii) result in any regulatory approval containing an unreasonable regulatory condition and no agreement to issue Premier Common Stock or issuance thereof in connection with any such act shall alter or affect the Merger Consideration set forth in Section 2.2 hereof.

3.30           Conduct of Business - Affirmative Covenants of Premier.  Premier covenants and agrees that:

(a)           Subsequent to the date of this Agreement and prior to the Effective Time, Premier and the Premier Subsidiaries will operate their respective businesses only in the normal course and manner;

(b)           Immediately upon the execution of this Agreement, Premier will direct its accountants to give Adams access to all information, documents and working papers pertaining to Premier;

(c)           From and after the execution of this Agreement, Premier will promptly advise Adams of any material adverse change in its or any Premier Subsidiary’s respective financial conditions, assets, business operations or key personnel and of any material breach of any representation or warranty made by Premier in this Agreement;

(d)           Subsequent to the date of this Agreement and prior to the Effective Time Premier shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect Premier against losses for which insurance protection can reasonably be obtained; and

Exhibit 2.1 - Continued

(e)           Premier will use its best efforts in good faith to take or cause to be taken all actions required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with Adams to that end.

3.31           Directors and Officers Indemnification and Insurance.

(a)           Except for any Claim, cause of action or demand of any kind brought by a regulatory or governmental authority, for a period of three years after the Effective Time, Premier shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Adams or a Adams Subsidiary Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Premier, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Adams or a Adams Subsidiary Banks if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent that such Indemnified Parties were entitled to indemnification under applicable Delaware and federal law and under Adams’s Certificate of Incorporation and Bylaws. This right of indemnification shall include the right to be paid expenses in advance of the final disposition of any such action or proceeding upon receipt of an undertaking to repay such advance payments if it shall be adjudicated or determined that such Indemnified Party is not entitled to indemnification.  Any Indemnified Party wishing to claim indemnification under this Section 3.31 upon learning of any Claim, shall notify Premier (but the failure so to notify Premier shall not relieve it from any liability which it may have under this Section 3.31, except to the extent such failure materially prejudices Premier) and shall deliver to Premier the undertaking referred to in the previous sentence.

(b)           In the event that either Premier or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Premier shall assume the obligations set forth in this Section 3.31.

(c)           To the extent it is reasonably available, Premier shall maintain, or shall cause Premier State Banks to maintain, in effect for three years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Adams (provided, that Premier may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Premier be required to expend pursuant to this Section 3.31(c) more than 150% of the annual cost currently expended by Adams with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Premier shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Adams agrees in order for Premier to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

Exhibit 2.1 - Continued
(d)           The obligations of Premier provided under this Section 3.31 are intended to be enforceable against Premier directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Premier.

3.32           Stock Listing.

Premier agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Premier Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Premier Common Stock to be issued in the Merger.

Exhibit 2.1 - Continued

Section 4.     Representations, Warranties and Covenants of Adams.

Except as disclosed in a Disclosure Letter (as defined in Section 12.15) Adams hereby represents and warrants to and covenants with Premier that:

4.1           Organization, Standing and Authority.  Adams is a corporation validly existing and in good standing under the laws of the State of Delaware, and is a duly registered, and is a duly registered bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended.  Adams has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of Adams in accordance with its terms, subject only to the requirement of ratification, confirmation and approval by Adams’ shareholders.  At the Effective Time, Adams and its subsidiary banks will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

4.2           Capital Structure.  The authorized capital stock of Adams consists of 5,000,000 shares of Adams Common Stock, par value of $.01 per share, of which 3,463,569 shares are issued and outstanding.  Adams does not have any subscriptions, options, warrants, calls, or other agreements or commitments, of any kind relating to or obligating it to issue any shares of its capital stock, except that Adams has reserved 178,218 shares of Adams Common Stock to be issued upon the exercise of stock options granted to certain Adams employees; as of September 30, 2008 8,062 option grants for Adams Common Stock were outstanding, of which 8,062 were immediately exercisable.  Further, there are no securities outstanding which are convertible into capital stock of Adams.  None of the shares of Adams Common Stock has been issued in violation of any preemptive rights of shareholders.

4.3           Subsidiaries.  Adams has two subsidiaries: (i) The Adams National Bank (“Adams National”), a national bank, and Consolidated Bank & Trust Company (“CB&T”), a Virginia chartered bank (Adams National and CB&T being sometimes collectively referred to as the “Adams Subsidiary Banks”).  Adams will not organize or acquire any other subsidiaries prior to the Effective Time of the Merger without the written consent of the President of Premier.

The Adams Subsidiary Banks validly exist under the laws of the United States of America and the Commonwealth of Virginia, respectively, and have the corporate power and are duly authorized to own all of their properties and assets and to carry on their business as is now being conducted.  Adams owns all of the issued and outstanding capital stock of the Adams Subsidiary Banks, free and clear of any liens, claims, security interest, encumbrances, charges or rights of third parties of any kind whatsoever, except 80% of Adams National stock is pledged as collateral for a term note dated July 27, 2007 for $5.0 million and a revolving line of credit dated May 2, 2008 for $4.0 million, and it is expected that the remaining 20% of Adams National stock and 100% of CB&T stock will be pledged as collateral for additional borrowings.

Exhibit 2.1 - Continued

4.4           Authority.  The execution and delivery of this Agreement do not, and the consummation of the Merger and transactions contemplated hereby will not, violate any provision of the Articles of Incorporation or By-laws of Adams, or any provision of, or result in the acceleration of any obligation under, any material mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, injunction or decree, or result in the termination of any material license, franchise, lease, or permit to which Adams is a party or by which it is bound, and will not violate or conflict with any other material restriction of any kind or character to which Adams is subject.

4.5           Adams Financial Statements.  Adams has delivered to Premier prior to the execution of this Agreement copies of the following financial statements of Adams (which, together with all future financial statements to be furnished are collectively referred to herein as the “Adams Financial Statements”):  the audited Consolidated Balance Sheets of Adams as of December 31, 2007, December 31, 2006 and December 31, 2005, and the related Consolidated Statements of Income, Consolidated Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity for the years then ended, and the notes thereto.  The Adams Financial Statements (as of the dates thereof and for the periods covered thereby):

(a)           are in accordance with the books and records of Adams, which are complete and correct in all material respects that are required by generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law) and which have been maintained in accordance with good business practices; and

(b)           present fairly the financial position and results of operations and cash flows of Adams as of the dates and for the periods indicated, in accordance with generally accepted accounting principles (except as otherwise required or approved by applicable regulatory authorities or by applicable law), applied on a basis consistent with prior years, and do not fail to disclose any material extraordinary or out-of-period items.

Adams’ unaudited Consolidated Balance Sheet and the related unaudited Consolidated Statements of Income and Consolidated Statement of Changes in Shareholders’ Equity, for the calendar quarter and year to date periods ending September 30, 2008, and for each calendar quarter thereafter until the Effective Time, all of which Adams shall deliver to Premier as soon as practicable, will be prepared in accordance with accounting principles consistently applied and will fairly present Adams’ financial condition and results of operations as of such date and for such periods, except for footnote disclosures, which generally do not include all of the disclosures normally required for annual financial statements.

4.6           Accuracy of Annual Reports.  Adams’ annual reports to its shareholders for the years 2007 and 2006 heretofore delivered to Premier do not contain as of the dates thereof any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading.

4.7           Allowance for Possible Loan Losses.  The allowances for possible loan losses shown on the Consolidated Balance Sheet of Adams and the Adams Subsidiary Banks as of December 31, 2007 and September 30, 2008, have been established and are adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of December 31, 2007 and September 30, 2008, respectively.  Premier acknowledges that Adams National may make additional provisions to its allowance for loan losses as a result of the loan review conducted by an independent third party.

Exhibit 2.1 - Continued

4.8           Absence of Undisclosed Liabilities.  At December 31, 2007 and September 30, 2008, neither Adams nor either of the Adams Bank Subsidiaries had any obligation or liability (contingent or otherwise) which was material, or which when combined with all similar obligations or liabilities would have been material, to Adams (i) except as disclosed in the Adams Financial Statements; and (ii) except, in the case of Adams Subsidiary Banks for unfunded loan commitments made in the ordinary course of their businesses and consistent with generally accepted banking practices; nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to December 31, 2007, or from any action omitted to be taken during such period that, to the knowledge of Adams, could reasonably be expected to result in any such material obligation or liability, except as disclosed or provided for in the Adams Financial Statements.  The amounts set up as liabilities for taxes in the Adams Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local and foreign excise, franchise, property, payroll, income, capital stock and sales and use taxes) accrued in accordance with generally accepted accounting principles and unpaid at December 31, 2007 and September 30, 2008.  Since December 31, 2007, neither Adams nor any Adams Subsidiary Bank has incurred or paid any obligation or liability which would be material to Adams, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with generally accepted banking practices and except as disclosed herein.  Notwithstanding the foregoing, Premier acknowledges that Adams has pledged the common stock it owns in its subsidiary banks in connection with Adams’ borrowings.

4.9           Tax Matters.

(a)           All federal, state, local and foreign tax returns, (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Adams or Adams Subsidiary Banks have been timely filed or requests for extensions have been timely filed, granted and have not expired and all returns filed are complete and accurate to the best information and belief of Adams management.  All taxes shown on filed returns have been paid.  As of the date hereof, and as of the Effective Time, there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination adverse to Adams or the Adams Subsidiary Banks, except as reserved against in the Adams Financial Statements.  All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid.

(b)           Neither Adams nor either of the Adams Subsidiary Banks has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

Exhibit 2.1 - Continued

(c)           To the extent any federal, state, local or foreign taxes are due from Adams or the Adams Subsidiary Banks for the period or periods beginning January 1, 2008, or thereafter through and including the Effective Time, adequate provision on an estimated basis has been or will be made for the payment of such taxes by establishment of appropriate tax liability accounts on the last monthly financial statements of Adams or the Adams Subsidiary Banks, prepared before the Effective Time.

(d)           Deferred taxes of Adams and the Adams Subsidiary Banks have been provided for in accordance with generally accepted accounting principles.

4.10           Loans.  Except as disclosed or provided for in Adams’ Financial Statements, to the best knowledge and belief of its management, each loan reflected as an asset of Adams or the Adams Subsidiary Banks in the Adams Financial Statements as of December 31, 2007, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, was made in the ordinary course of business, was not known to be uncollectible at the time it was made and was made in accordance with the standard loan policies of such lending bank, and no loan having an unpaid balance (principal and accrued interest) in excess of $350,000.00 is subject to any asserted defense, offset or counterclaim known to Adams or Adams Subsidiary Banks.

4.11           Properties.  Except as disclosed in the Adams Financial Statements, Adams and the Adams Subsidiary Banks have good and marketable title, free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character, to all of the respective properties and assets, tangible or intangible, whether real, personal or mixed, reflected in the Adams Financial Statements as being owned by it at December 31, 2007 or acquired by it after December 31, 2007.  To the best knowledge and belief of Adams, all buildings, and all fixtures, equipment and other property and assets which in the opinion of management are material to its business, held under leases or subleases by Adams or the Adams Subsidiary Banks are held under valid instruments enforceable in accordance with their respective terms (except as previously disclosed in writing to Premier and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

4.12           Compliance with Laws.  Adams and the Adams Subsidiary Banks, to Adams’s best knowledge and belief:

(a)           is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or any of its employees (because of such employee’s activities on behalf of it), the breach or violation of which could have a material adverse effect on such business; and

Exhibit 2.1 - Continued

(b)           has received no notification (not previously disclosed to Premier in writing) from any agency or department of federal, state or local government or regulatory authorities or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations, rules or ordinances which such governmental authority or regulatory authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and is subject to no agreement with any regulatory authorities with respect to its assets or business.

4.13           Employee Benefit Plans.  With respect to any plan or arrangement of Adams or Adams Subsidiary Banks which constitutes an employee benefit plan within the meaning of Section 3(3) of ERISA:

 (a)           Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under Section 4971 of the Internal Revenue Code of 1986, if any, all of which have been fully paid, neither Adams nor either Adams Subsidiary Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code of 1986.

 (b)           All “employee benefit plans”, as defined in Section 3(3) of ERISA, which cover one or more employees employed by Adams or Adams Subsidiary Banks (each individually, a “Plan”, and collectively, the “Plan”) comply in all material respects with ERISA and, where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986.  As of December 31, 2007, no material liability under any Plan that is not reflected in the Adams Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material).  Other than remedial measures under any IRS voluntary correction program, neither the Plans nor any trustee or administrator thereof has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any “reportable events” within the meaning of Section 4043 of ERISA for which the 30-day notice therefor has not been waived.

(c)           No litigation is pending against any plan or plan fiduciary seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

(d)           Neither Adams nor either Adams Subsidiary Bank is a party to any multiemployer pension plan as defined in Section 414(f) of the Internal Revenue Code of 1986 and Section 3(37) of ERISA.

4.14           Commitments and Contracts.  Neither Adams nor either Adams Subsidiary Bank is a party or subject to any of the following (whether written or oral, express or implied):

(i)           any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will not involve in excess of $25,000 per year);

Exhibit 2.1 - Continued

(ii)           any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings with respect to any present or former officer, director or consultant involving in excess of $25,000 per year;

(iii)           any contract or agreement with any labor union;

(iv)           any contract not made in the ordinary course of business containing covenants limiting the freedom of Adams to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, Adams will carry on its business (other than as may be required by law or applicable regulatory authorities);

(v)           any lease with annual rental payments aggregating $50,000 or more.

4.15           Labor.  No work stoppage involving Adams or the Adams Subsidiary Banks is pending or, to the best of Adams’s knowledge, threatened.  Neither Adams nor either Adams Subsidiary Bank is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Adams or the Adams Subsidiary Banks.  Employees of Adams or the Adams Subsidiary Banks are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

4.16           Material Contracts Furnished.  Adams has made available to Premier true and complete copies of all material contracts, leases and other agreements to which Adams or the Adams Subsidiary Banks is a party or by which it is bound and of all employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plans with respect to any of the directors, officers, or other employees of Adams or the Adams Subsidiary Banks.

4.17           Material Contracts.  Except as is otherwise provided in this Agreement, neither Adams nor either Adams Subsidiary Banks or any of their respective assets, businesses or operations is, as of the date hereof, a party to, or is bound or affected by, or receives benefits under, (i) any material agreement, arrangement or commitment not cancellable by it without penalty, other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis, or (ii) any material agreement, arrangement or commitment relating to the employment, election or retention in office of any director or officer other than agreements, arrangements or commitments entered into in the ordinary course of its business and negotiated on an arms-length basis.

4.18           Material Contract Defaults.  Neither Adams nor the Adams Subsidiary Banks are in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event which with the lapse of time or the giving of notice or both would constitute such a default, except as previously disclosed to Premier in writing.

Exhibit 2.1 - Continued

4.19           Legal Proceedings.  There are no actions, suits or proceedings instituted or pending, or to the best knowledge of Adams threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome), including eminent domain proceedings, against or relating to Adams or the Adams Subsidiary Banks, or against any property, asset, interest or right of Adams or the Adams Subsidiary Banks, that could have a material and adverse effect on the condition (financial or other, present or prospective), business, properties, assets, operations, liabilities or prospects of Adams or the Adams Subsidiary Banks, or that threaten or would impede the consummation of the transactions contemplated by this Agreement.  Neither Adams nor either of the Adams Subsidiary Banks is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, stay, decree, rule, regulation, code or ordinance that threatens or might impede the consummation of the transactions contemplated by this Agreement.

4.20           Absence of Certain Changes or Events.  Since December 31, 2007, except as acknowledged by Premier in Section 6(s) neither Adams nor either of the Adams Subsidiary Banks has:  (i) incurred any material liability, except in the ordinary course of its business, consistent with generally acceptable banking practice and except as permitted pursuant to this Agreement; (ii) suffered any material adverse change in its business, operations, assets or condition (financial or other); or (iii) failed to operate its business consistent with generally acceptable banking practice.

4.21           Reports.  Since January 1, 2008, Adams and the Adams Subsidiary Banks have filed all reports and statements, together with any amendments required to be made with respect thereto, which it was required to file with: (i) the Securities and Exchange Commission, including but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements, (ii) the Board of Governors of the Federal Reserve System; (iii) the Office of the Comptroller of the Currency; (iv) the Federal Deposit Insurance Corporation; (v) the Bureau of Financial Institution of the Commonwealth of Virginia, State Corporation Commission; and (vi) any other governmental agency or regulatory authority having jurisdiction over its operations.  Each of such reports and documents, including the financial statements, exhibits and schedules thereto, and each other document delivered to Premier by Adams does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

4.22           Accuracy of Proxy Statement.  The material which refers to Adams and the Adams Subsidiary Banks and which will be submitted by Adams for inclusion in the proxy statement referred to in Section 10 hereof, or in any amendment or supplement thereto, mailed to the holders of Adams Common Stock and Premier Common Stock will not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

4.23           Investments.  Except as incurred in the ordinary course of business as heretofore conducted, all securities owned by Adams and the Adams Subsidiary Banks of record and beneficially are free and clear of all mortgages, liens, pledges and encumbrances.  Any securities owned of record by Adams or the Adams Subsidiary Banks in an amount equal to 5% or more of the issued and outstanding voting securities of the issuer have been previously disclosed to Premier in writing.  There are no voting trusts or other agreements or undertakings with respect to the voting of such securities.

Exhibit 2.1 - Continued

4.24           Securities Portfolio.  Since December 31, 2007, there have been no material changes in the quality of the Adams Subsidiary Banks’ portfolios of securities except as previously disclosed to Premier in writing.

4.25           Environmental Matters.  To the knowledge of Adams, neither Adams nor the Adams Subsidiary Banks nor any properties owned or operated by Adams or the Adams Subsidiary Banks has been or is in violation of or liable under any Environmental Law (as hereinafter defined).  There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or the best knowledge of Adams’ management, threatened relating to the liability of any properties owned or operated by Adams’ or the Adams Subsidiary Banks under any Environmental Law.  “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource) and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

4.26           Best Efforts.  On or prior to the Closing Date (hereinafter defined), Adams will, to the extent permitted by applicable laws, rules and regulations, take such actions and execute and deliver all such agreements, documents, certificates or amendments to this Agreement as may be necessary or desirable to effectuate the provisions and intent of this Agreement.

4.27           Conduct of Business - Negative Covenants of Adams.  Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, Adams will not, without the prior written approval of Premier, which approval will not be unreasonably withheld:

(a)           Make any change in its authorized capital stock.

(b)           Issue any shares of its capital stock, securities convertible into its capital stock, or any long term debt securities.

(c)           Issue or grant any options, warrants, or other rights to purchase shares of its common stock.

Exhibit 2.1 - Continued

(d)           Declare or pay any dividends or other distributions on any shares of common stock.

(e)           Purchase or otherwise acquire or agree to acquire for a consideration any share of Adams Common Stock (other than in a fiduciary capacity).

(f)           Except as otherwise contemplated herein or the ordinary course of business, enter into or amend any employment, pension, retirement, stock option, profit sharing, deferred compensation, consultant, bonus, group insurance, or similar plan in respect of any of its directors, officers, or other employees, or increase the current level of contributions to any such plan now in effect.

(g)           Take any action materially and adversely affecting this Agreement or the transactions contemplated hereby or the financial condition (present or prospective), businesses, properties, or operations of Adams or the Adams Subsidiary Banks.

(h)           Acquire, consolidate or merge with any other company, corporation, bank or banking association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, bank, or banking association.

(i)           Mortgage, pledge, or subject to a lien or any other encumbrance, any of its assets, dispose of any of its assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its officers, employees or directors except in the ordinary course of business as heretofore conducted or take any other action not in the ordinary course of their business as heretofore conducted or incur any material obligation or enter into any material contract.

(j)           Amend its Articles of Incorporation or Association, By-laws or Charter.

(k)           Unless required to be taken by Adams’ primary banking regulator, the primary banking regulator of its subsidiary banks or the FDIC take any action to solicit, initiate, encourage, or authorize any person, including directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of the business or assets of Adams, or the acquisition of their Adams Common Stock, or the merger of Adams with any person other than Premier, and Adams shall promptly notify Premier orally of all the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.  Nothing herein shall be construed to limit or affect the fiduciary obligation of Adams’ officers and directors to Adams shareholders.

4.28           Conduct of Business - Affirmative Covenants of Adams.  Adams covenants and agrees that:

(a)           It will promptly advise Premier in writing of the name and address of and number of shares of Adams Common Stock held by each shareholder who elects to exercise his, her or its rights to dissenters’ appraisal in connection with the Merger pursuant to the Delaware General Corporation Law, if any.

Exhibit 2.1 - Continued

(b)           Except as specifically required herein, subsequent to the date of this Agreement and prior to the Effective Time it will operate its business only in the normal course and manner.

(c)           It will make available to Premier for review prior to Adams or either Adams Subsidiary Banks’ final loan approval, any loan documentation, credit memoranda or other related documentation requested or received by Adams or Adams Subsidiary Banks in its decision making process in determining whether to extend credit to any borrower for:

(1)	Any new loan, or renewal of an existing loan, that totals $250,000 or greater; or

(2)
Any new loan, or renewal of an existing loan, which, when included with all other loans from Adams or Adams Subsidiary Banks to any such borrower and their related interests, would cause such borrower’s total loans from Adams or Adams Subsidiary Banks, including loans from Adams or Adams Subsidiary Banks to their related interests, to exceed $400,000.

Any objections by Premier to proposed loans reviewed hereunder will be made in writing to the Adams Subsidiary Banks within forty-eight (48) hours of receipt by Premier of the information provided hereunder.

(d)           From and after the execution of this Agreement, Adams will promptly advise Premier of any material adverse change in the financial condition, assets, business operations or key personnel of Adams or the Adams Subsidiary Banks and of any material breach of any representation or warranty made by Adams or the Adams Subsidiary Banks in this Agreement.

(e)           Immediately upon the execution of this Agreement, it will direct its accountants to give Premier access to all information, documents and working papers pertaining to Adams or the Adams Subsidiary Banks.

(f)           Subsequent to the date of this Agreement and prior to the Effective Time, Adams and the Adams Subsidiary Banks shall maintain in full force and effect adequate fire, casualty, public liability, employee fidelity and other insurance coverage in effect on the date of this Agreement in order to protect Adams and the Adams Subsidiary Banks against losses for which insurance protection can reasonably be obtained.

(g)           Within ten days from the execution of this Agreement, Adams shall furnish to Premier a list, accurate as of the close of business on a date not more than ten (10) days prior to the date on which such list is furnished, containing the names and addresses of all holders of Adams Common Stock as the same appear on the stock registration books of Adams and the number of shares held by each.  At the Effective Time, Adams shall furnish to Premier a list, true, correct and complete as of the close of business on the preceding day, containing the names and addresses of all holders of Adams Common Stock as the same appear on Adams’ stock registration books and the number of shares held by each.

Exhibit 2.1 - Continued

(h)           It will use its best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the Merger and the transactions contemplated hereby at the earliest possible date and cooperate fully with Premier to that end.

(i)           Subsequent to the date of this Agreement and prior to the Effective Time, Adams and the Adams Subsidiary Banks shall take all steps necessary and appropriate and authorized by relevant law or regulation and as permitted by the relevant primary bank regulator to:

(1)	Terminate pursuant to the terms thereof any and all employment contracts to which either Adams or the Adams Subsidiary Banks is a party.

(2)
Terminate any defined benefit plan to which either Adams or the Adams Subsidiary Banks is a party; provided, however, that if all appropriate steps are taken for termination and the defined benefit plan is frozen, the actual termination of any defined benefit plan need not be accomplished prior to, or at, Closing.

Premier acknowledges and agrees that termination of the employee benefit plans, as required by this section, may require the payment of cash and/or other consideration to affected employees, in accordance with the terms thereof and applicable law.  Premier also acknowledges that in the event Adams or any Adams Subsidiary Bank is unable to terminate such plan or agreements as set forth in (i) (1) through (2) above, Premier shall honor any such payments due and owing.

Exhibit 2.1 - Continued

Section 5.     Indemnification and Confidentiality

5.1           Access and Information.  Adams and Premier shall each upon reasonable notice afford to the other, and to the other’s accountants, counsel and other representatives, full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including but not limited to tax returns), and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities and banking laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request, provided that no investigation pursuant to this Section 5.1 shall affect any representations or warranties or the conditions to the obligations of the parties to consummate the Merger.

5.2           Furnishing Information and Indemnification.  Premier and the Premier Subsidiaries, on the one hand, and Adams and the Adams Subsidiary Banks, on the other hand, have furnished or will furnish as soon as practicable after the date of this Agreement, to each other all the information (including financial statements, information and schedules) concerning themselves required for inclusion in:

(a)           any applications to be filed by any of Premier or Adams with the Federal Reserve Board, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Kentucky Office of Financial Institutions, the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission and the West Virginia Board of Banking and Financial Institutions;

(b)           the registration statement to be filed with the Securities and Exchange Commission on behalf of under the Securities Act of 1933 in connection with the Merger and the proxy statement to solicit the approval of Adams and Premier shareholders to the Merger, and any documents to be filed with the Securities and Exchange Commission in connection therewith;

(c)           any filings to be made by Premier with state securities authorities in connection with the transactions contemplated hereunder; and

(d)           any other request, application, statement, report or material to be made or filed by any party to or with any regulatory authority or any governmental agency, department or instrumentality in connection with the transactions contemplated hereunder.
Premier represents and warrants to Adams, and Adams represents and warrants to Premier, that all information so furnished for such requests, statements, applications, reports and materials shall be true and correct in all material respects without omission of any material fact required to be stated to make the information therein not false or misleading.  Premier will indemnify and hold harmless Adams and Adams Subsidiary Banks, and Adams will indemnify and hold harmless Premier and each of the Premier Subsidiaries, and each of their respective directors and officers, and each person, if any, who controls such entities within the meaning of the Securities Act of 1933, from and against any and all losses, damages, expenses or liabilities to which such entity, or any such director, officer or controlling person may become subject under applicable laws (including the Securities Act of 1933 and the Securities Exchange Act of 1934) and rules and regulations thereunder and will reimburse the other, and any such director, officer or controlling person, for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such request, statement, application, report or material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by such indemnifying party for use therein.

Exhibit 2.1 - Continued
5.3           Confidentiality.  It is hereby agreed that, except (i) as otherwise required in the performance by the parties of their respective obligations hereunder or under the Merger and (ii) as otherwise required by law or regulation, or as otherwise may be required by the primary banking regulators of each party (including subsidiaries), any non-public information received from the other party during the course of the investigation contemplated pursuant hereto shall remain and be kept as confidential information by it and all copies thereof will be returned promptly at the request of the party furnishing such information in the event of the termination of this Agreement and the Merger.  Each of the parties may disclose such information to its respective employees, affiliates, counsel, accountants, representatives, professional advisors and consultants, and shall require each of them to agree to keep all such information confidential.

5.4           Updates to Information.  At the reasonable request of any party hereto, any other party will update by amendment or supplement the Disclosure Letter and each party hereby represents and warrants that the Disclosure Letter, as so amended or supplemented, shall be true, correct and complete as of the date or dates thereof.

Exhibit 2.1 - Continued

Section 6.     Conditions Precedent

The consummation of the Merger is conditioned upon the following:

(a)           Governmental Approvals.  The approval of and consent to the Merger and the transactions contemplated hereby (other than the merger of Adams National and CB&T) shall have been given prior to the Effective Time by the regulatory agencies whose approval or consent is required, including, without limitation, to the extent provided by applicable laws, rules and regulations, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Kentucky Office of Financial Institutions, the West Virginia Board of Banking and Financial Institutions, the Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission and the Securities and Exchange Commission, and all notice periods, waiting periods delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of the Merger and this Agreement shall have expired.  Such approvals shall not be conditioned or restricted in a manner which, in the judgment of the Board of Directors of Premier, materially and adversely affects the consolidated business, operations, financial condition, property or assets of Premier and Adams or materially impair the value of Adams to Premier.

(b)           Shareholder Approval.  The shareholders of Adams, Interim Company and Premier shall have ratified, confirmed and approved this Agreement and the terms and conditions herein contained by the affirmative vote of shareholders of each such corporation, owning at least a majority of its capital stock outstanding, and final approval of this Agreement shall have taken place as provided in Section 10 hereof, and all provisions of Section 10 shall have been fully complied with.

(c)           Registration Statement.  Premier at its sole cost and expense shall have prepared and filed a registration statement on Form S-4 or on such other appropriate form as may be prescribed by the Securities and Exchange Commission and as Premier may reasonably be able to prepare and file, providing timely registration under the provisions of the Securities Act of 1933, as amended, of the Premier Common Stock to be exchanged in connection with the Merger, such Registration Statement shall have been declared effective by the SEC and a prospectus shall have been delivered to shareholders of Adams and Premier prior to obtaining the approval of this Agreement by such shareholders as provided in Section 10.  The Registration Statement shall be effective and all post-effective amendments filed by Premier with respect to such registration statement shall have been declared effective or shall have been withdrawn and no stop orders suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall, before the Effective Time, have been initiated nor, to the knowledge of Premier, threatened by the Securities and Exchange Commission.

(d)           Issuance of Premier Preferred Stock Pursuant to CPP.  Premier shall have completed the issuance to the United States Treasury of $24,000,000 of Premier Preferred Stock and warrants for the purchase of Premier Common Stock with an aggregate market price equal to 15% of such Premier Preferred Stock pursuant to the CPP upon terms and conditions set forth in the CPP purchase documents.

Exhibit 2.1 - Continued

(e)           No Divestiture or Adverse Condition.  The approvals, consents and permissions referred to in subparagraphs (a), (b) and (c) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Premier, Adams or any Premier Subsidiary, and shall not have imposed any other condition, which divestiture, cessation or condition Premier reasonably deems to be materially burdensome.

(f)           Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Premier.  Unless waived by Adams, the representations and warranties of Premier contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time in all material respects with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties, or operations of Premier and Premier shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Adams shall have received on the Closing Date an appropriate certificate to the foregoing effect dated as of the Closing Date and executed on behalf of Premier by one or more appropriate executive officers of Premier.

(g)           Accuracy of Representations and Warranties; Performance of Obligations and Covenants - Adams.  Unless waived by Premier, the representations and warranties of Adams contained in this Agreement shall be correct on and as of the Closing Date and thereafter until the Effective Time with the same effect as though made on and as of such Effective Time except for changes which are not in the aggregate material and adverse to the financial condition, businesses, properties or operations of Adams, and Adams shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it and Premier shall have received on the Closing Date an appropriate certificate to the foregoing effect dated as of the Closing Date and executed on behalf of Adams by one or more appropriate executive officers of Adams.

(h)           Opinion of Counsel for Adams.  Premier shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel for Adams, dated the Closing Date, to the effect that:

(1)
Adams is a corporation validly existing and in good standing under the laws of the State of Delaware, is a bank holding company under the Bank Holding Company Act of 1956 and is duly authorized to own its properties and to conduct its business as then being conducted.

(2)
Adams National is a national banking association validly existing and in good standing under the laws of the United States of America and is duly authorized to own its properties and to conduct its business as then being conducted.

(3)
CB&T is a banking corporation validly existing and in good standing under the laws of the Commonwealth of Virginia and is duly authorized to own its properties and to conduct its business as then being conducted.

Exhibit 2.1 - Continued

(4)
The authorized capitalization of Adams is as set forth in such opinion and to counsel’s knowledge the shares of Adams Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion.  Such issued and outstanding shares of stock are to counsel’s knowledge validly issued, fully paid and were not issued in violation of any preemptive rights of the shareholders of Adams.  As of such date, there are, to the best of such counsel’s knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of Adams or either Adams Subsidiary Banks, calling for the purchase from it of shares of unissued capital stock or capital stock held as treasury shares, except as otherwise permitted by the Agreement or for those shares of stock issued pursuant to any employee stock option plan of Adams.  All of the issued and outstanding shares of each of the Adams Subsidiary Banks are held of record by Adams.

(5)
Adams had the corporate power and authority to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by Adams and constitutes the legal, valid and binding obligation of Adams, enforceable in accordance with its terms.

(6)
All necessary corporate proceedings of the board of directors and the shareholders of Adams, to the extent required by law, its Articles of Incorporation and Bylaws or otherwise, to authorize the execution and delivery of this Agreement by Adams and the consummation of the Merger by Adams pursuant to this Agreement have been duly and validly taken.

(7)
Such counsel has reviewed the registration statement filed by Premier as described in Section 6(c), and with respect to all information relating to Adams and the Adams Subsidiary Banks contained therein. To such counsel’s knowledge counsel does not know of any respect in which the registration statement contained any false or misleading statement of any material fact or failed to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect (except as to the financial statements and related notes and schedules and other financial and pro forma data, as to which such counsel need express no opinion).

(8)
To counsel’s knowledge the consummation of the Merger will not violate or result in a breach of, or constitute a default under, the Articles of Incorporation or By-Laws of Adams or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and which would have a Material Adverse Effect on the business of Adams and its subsidiaries taken as a whole, and to which Adams is a party or by which it or any of its property is bound.

Exhibit 2.1 - Continued

(9)
To such counsel’s knowledge there has been no material breach of any warranty contained in this Agreement on the part of Adams or any failure on the part of Adams to materially perform any of the conditions precedent to the consummation of the Merger imposed upon it herein.

(i)           Opinion of Counsel for Premier.  Adams shall have received the opinion of Huddleston Bolen LLP, counsel for Premier, dated the Closing Date, to the effect that:

(1)
Premier is a corporation validly existing and in good standing under the laws of the Commonwealth of Kentucky, is a bank holding company under the Bank Holding Company Act of 1956, and is duly authorized to own its properties and to conduct its business as then being conducted.

(2)
Each of the Premier State Banks are banking corporations duly organized, validly existing and in good standing under the laws of the States of Ohio or West Virginia or the Commonwealth of Kentucky, as the case may be, and each is duly authorized to own its properties and to conduct its business as then being conducted.

(3)
The authorized capitalization of Premier is as set forth in such opinion and the shares of Premier Common Stock issued and outstanding (as of a date specified in such opinion not more than 5 days prior to the date of such opinion) are as stated in such opinion.  Such issued and outstanding shares of stock are to counsel’s knowledge validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights of the shareholders of Premier or any Premier Subsidiary.  As of such date, there are, to the best of such counsel’s knowledge, no options, warrants, rights, commitments or convertible securities outstanding or authorized on behalf of Premier or any Premier Subsidiary, calling for the purchase from any of them of shares of unissued capital stock or capital stock held as treasury shares, except as otherwise permitted by the Agreement or for those shares of stock issued pursuant to any employee stock option plan of Premier.  All of the issued and outstanding shares of each of the Premier Subsidiaries are held of record by Premier.

(4)
All necessary corporate proceedings of the Boards of Directors and the shareholders of Premier and Interim Company to the extent required by law, their Articles of Incorporation or Association or By-Laws or otherwise, to authorize the execution and delivery of this Agreement or the Adoption Agreement and the consummation of the Merger pursuant to this Agreement have been duly and validly taken.  Premier and Interim Company have the corporate power and authority to execute, deliver and perform this Agreement or the Adoption Agreement.  This Agreement has been duly authorized, executed and delivered by Premier and Interim Company (by virtue of the Adoption Agreement) and constitutes the legal, valid and binding obligation of Premier and Interim Company in accordance with its terms.

Exhibit 2.1 - Continued

(5)
The consummation of the Merger will not violate or result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of Premier or constitute a breach or termination of, or default under, any agreement or instrument of which such counsel has knowledge and to which Premier is a party or by which it or its property is bound.

(6)
To the best of such counsel’s knowledge, all approvals of public authorities, federal, state or local, the granting of which is necessary for the consummation of the Merger by Premier have been obtained.

(7)
The shares of Premier Common Stock into which shares of Adams Common Stock are to be converted upon the Effective Time will upon the Effective Time be duly authorized, and such shares, when transferred to holders of Adams Common Stock pursuant to the terms of the Merger, will be validly issued, fully paid and nonassessable shares of Premier Common Stock.

(8)
Such counsel has reviewed the registration statement described in Section 6(c), and with respect to all information relating to the Merger and to Premier and the Premier Subsidiaries contained therein. To such counsel’s knowledge counsel does not know of any respect in which the registration statement contained any false or misleading statement of any material fact or failed to state a material fact which was necessary to be stated to prevent the statements made from being false or misleading in any material respect (except as to the financial statements and related notes and schedules and other financial or pro forma data, as to which such counsel need express no opinion).

(9)
The registration statement has been filed on the proper form under the rules and regulations of the Securities and Exchange Commission, notice of effectiveness of the registration statement has been received, and, to the best of such counsel’s knowledge, no stop order suspending the effectiveness of the registration statement has been issued and no proceeding for that purpose has been instituted.

(j)           Less than 20% Dissenters.  Unless waived by Premier, the holders of no more than 20% of the outstanding shares of Adams Common Stock shall have elected to exercise their statutory rights to appraisal, if any, in connection with the transactions contemplated hereby, pursuant to the Delaware General Corporation Law.

Exhibit 2.1 - Continued

(k)           Tax Ruling or Opinion Letter.  Premier and Adams shall have received a ruling from the Internal Revenue Service, or at their option, Adams shall have received an opinion of tax counsel acceptable to it and Premier shall have received an opinion of tax counsel acceptable to it, to the effect that:

(1)
The Merger will constitute and qualify as a reorganization within the meaning of Sections 368 of the Internal Revenue Code and Adams, Surviving Company and Premier will each qualify as “a party to a reorganization” as that term is defined in the Internal Revenue Code;

(2)
No gain or loss will be recognized by the shareholders of Adams who exchange their Adams Common Stock for Premier Common Stock pursuant to the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests;

(3)	No gain or loss will be recognized by Premier, Adams, or Surviving Company by reason of the Merger; and

(4)
The holding period of Premier Common Stock received by Adams shareholders in exchange for Adams Common Stock will include the holding period of the shares of Adams Common Stock so exchanged, provided that the Adams Common Stock is held as a capital asset at the Effective Time.

(l)           Absence of Material Adverse Changes - Premier.  Unless waived by Adams at or before the Effective Time, there shall have been no material adverse change resulting in a material adverse effect in the financial condition, business or assets of Premier since December 31, 2007, and there shall be no suit, action or proceeding pending or threatened against Premier or any Premier Subsidiary which, if successful, would have a material adverse effect on Premier or the Surviving Company after the consummation of the Merger.  “Material Adverse Effect” means, with respect to Adams or Premier, any effect that (i) is material and adverse to the financial position, results of operations or business of Adams and the Adams Subsidiary Banks taken as a whole or Premier and the Premier Subsidiary Banks taken as a whole, respectively, or (ii) would materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, except to the extent such changes have a disproportionate impact on Adams (except in the case of FDIC insurance assessments or FHLB borrowing costs) or Premier, as the case may be, relative to the overall effects on the banking industry, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent changes have a disproportionate impact on Adams or Premier, as the case may be, relative to the overall effect on the banking industry, (c) modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) actions and omissions of Adams or Premier taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (e) changes in economic conditions affecting financial institutions generally, including, without limitations, changes in market interest rates or the projected future interest rate environment, except to the extent that such changes have a disproportionate impact on Adams or Premier, as the case may be, relative to the overall effect on the banking industry or (f) direct effects of compliance with this Agreement on the financial condition and operating performance of the parties, including, without limitation, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

Exhibit 2.1 - Continued

(m)           Absence of Material Adverse Changes - Adams.  Unless waived by Premier at or before the Effective Time, there shall have been no material adverse change resulting in a material adverse effect in the financial condition, business or assets of Adams since December 31, 2007, and there shall be no suit, action or proceeding pending or threatened against Adams which if successful would have a Material Adverse Effect on Adams or the Surviving Company after the consummation of the Merger.

(n)           Consent of Premier Lenders.   Premier shall have received the consents of First Guaranty Bank of Hammond, Louisiana and The Bankers’ Bank of Kentucky, Inc. of Frankfort, Kentucky as may be required by those loan agreements entered into by Premier with First Guaranty Bank and The Bankers’ Bank of Kentucky, as identified in Section 3.3 on or before midnight on the forty-fifth (45th) day following the date of this Agreement.  Premier shall use its best efforts to obtain such consents.

(o)           Consent of Adams Lender.  Adams shall have received the consent of First Guaranty Bank of Hammond, Louisiana as may be required by those loan agreements entered into by Adams with First Guaranty Bank, on or before midnight on the forty-fifth (45th) day following the date of this Agreement.  Adams shall use its best efforts to obtain such consents.

(p)           No Excess Parachute Payment.  As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Premier, Adams nor the Adams Subsidiary Banks will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Internal Revenue Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(q)           Fairness Opinion - Adams.  Adams shall have received an opinion from its financial advisor, RP Financial L.C., that the Merger Consideration is fair, from a financial point of view, to the shareholders of Adams.

(r)           Fairness Opinion – Premier.  Premier shall have received an opinion from its financial advisor, Baxter Fentriss and Company, that the Merger Consideration is fair, from a financial point of view, to Premier.

Exhibit 2.1 - Continued

(s)           Compliance with Written Agreement.  Adams National shall be in substantial compliance with the provisions of the written Agreement by and between Adams National and The Comptroller of the Currency dated October 1, 2008, including, without limitation, the provisions of Article IV and Article XII thereof.

Exhibit 2.1 - Continued

Section 7.     Closing Date and Effective Time

7.1           Closing Date.  The closing shall be effected as soon as practicable after all of the conditions contained herein shall have been satisfied.  The closing shall be held at the offices of Premier in Huntington, West Virginia, and the closing date (“Closing Date”) shall be a mutually agreeable date following the date of final approval by such regulatory agencies whose approval is required of the Merger and the transactions contemplated hereby but, in no event, later than forty-five (45) days following the date of such final approval and/or the date when all such conditions are satisfied, whichever date shall last occur.

7.2           Effective Time.  Subject to the terms and upon satisfaction on or before the Closing Date of all conditions specified in this Agreement, the Merger shall be effective at the time specified in the certificate of merger to be issued by the Secretary of State of Delaware (such time herein called “Effective Time”).

Exhibit 2.1 - Continued

Section 8.     Termination of Agreement

8.1           Grounds for Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date, either before or after the meetings of the shareholders of Adams or Premier:

(a)           By mutual consent in writing of Adams and Premier; or

(b)           By Adams by giving written notice thereof to Premier if (i) a Material Adverse Effect (as defined in Section 6(l) shall have occurred in the financial condition, results of operations or business of Premier or any Premier Bank since the date of this Agreement, or (ii) Premier has in any material respect breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(c)           By Premier by giving written notice thereof to Adams if (i) a Material Adverse Effect (as defined in Section 6(l) shall have occurred in the financial condition, results of operations or business of Adams or any Adams Surviving Bank since the date of this Agreement or (ii) Adams has breached any covenant, undertaking, representation or warranty contained in this Agreement and such breach has not been cured within thirty (30) days after the giving of such notice; or

(d)           By either Adams or Premier upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

(e)           By either Adams or Premier upon written notice to the other if any condition precedent to either party’s performance hereunder is not satisfied or fulfilled; or

(f)           By either Adams or Premier if the Merger shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(g)           By either Adams or Premier upon the bankruptcy, insolvency or assignment for the benefit of creditors of Adams or of either of the Adams Subsidiary Banks, Premier or of any of the Premier State Banks; or

(h)           By either Adams or Premier, if the shareholders of Adams shall fail to approve the Merger by the vote required under the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Adams; or

(i)           By either Adams or Premier, if the shareholders of Premier shall fail to approve the Merger by the vote required under the Kentucky Business Corporation Act or NASDAQ Rule 4350(i)(1)(C); or

Exhibit 2.1 - Continued

(j)           By either Adams or Premier, if the Closing does not occur on or before June 30, 2009 unless extended by mutual agreement in writing; or

(k)           By Premier, if the issuance of at least $24,000,000 of Premier Preferred Stock and attendant warrants for Premier Common Stock to the U.S. Treasury has not occurred.

(l)           By Premier if Adams National is not in substantial compliance with the provisions of the written Agreement by and between Adams National and The Comptroller of the Currency dated October 1, 2008, including, without limitation, the provisions of Article IV and Article XII thereof.

8.2           Effect of Termination.  In the event of termination of this Agreement for any reason other than a breach thereof, neither party hereto shall have any liability to the other of any nature whatsoever, including any liability for loss, damages, or expenses suffered or claimed to be suffered by reason thereof, except as provided in Section 8.3.

8.3           Return of Information.  In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 5 hereof.  Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality contained in Section 5 shall survive termination of this Agreement.

Exhibit 2.1 - Continued

Section 9.     Waiver and Amendment

Except with respect to required approvals of the applicable governmental authorities and shareholders, Premier or Adams by written instrument signed by its authorized officers at any time (whether before or after approval of the Agreement or the Merger by the shareholders of Adams), may extend the time for the performance of any of the obligations or other acts of the other and may waive, with respect to the other:  (i) any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements, or satisfaction of any of the conditions to its obligations, contained in this Agreement, and/or (iii) the performance (including performance to the satisfaction of a party or its counsel) of any obligations set out herein.  This Agreement may be amended or supplemented at any time by mutual agreement of the parties (except that they may not be amended in any material respect after approval by the shareholders of the parties without further approval by such shareholders).  Any waiver, amendment or supplement hereof shall be in writing.  Any waiver by Premier or Adams of a condition to its obligation to perform this Agreement and the subsequent Closing hereunder shall be without prejudice to the rights or remedies it may have arising out of any breach of any representation, warranty, covenant or other agreement hereunder.

Exhibit 2.1 - Continued

Section 10.     Meetings of Shareholders of Adams and Premier

Each of Adams and Premier shall take all steps necessary to call and hold a meeting of its respective shareholders in accordance with applicable law and the Certificate of Incorporation and By-laws of Adams or Premier as soon as practicable for the purpose of submitting this Agreement to its shareholders for their ratification, approval and confirmation, and each of Adams and Premier will send to its respective shareholders for purposes of such meeting a joint proxy statement which will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  Adams agrees to assist Premier in the preparation of such joint proxy statement/prospectus which will adequately disclose all information relevant and material to the Merger and which will comply with all such laws, rules and regulations.  Premier agrees that the material included in the joint proxy statement/prospectus which refers to the Merger and to Premier and the Premier Subsidiaries will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations.  Adams agrees that the material submitted by it to Premier for inclusion in the proxy statement which refers to Adams and the Adams Subsidiaries will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading and which will otherwise comply with all applicable laws, rules and regulations. Each of Adams and Premier will cause such joint proxy statement/prospectus to be mailed by First Class mail postage prepaid to all of its shareholders at the last known address of each such shareholder contained in its records and in the joint proxy statement/prospectus and at such meeting of its shareholders each of Adams and Premier will recommend that all shareholders vote in favor of this Agreement and the Merger.  Notwithstanding the foregoing, Adams may disclose to any or all of its shareholders any facts with respect to Premier which Adams reasonably deems to be material to such shareholders’ consideration of this Agreement and the Merger.

Exhibit 2.1 - Continued

Section 11.     Rights of Dissenting Shareholders

Any shareholder of Adams who has and who properly exercises his right to dissent and perfect his appraisal rights under Delaware law, if any, shall be entitled, with respect to any shares as to which he or she shall so dissent, to the fair value of such shares as of the day prior to the date on which the shareholders of Adams voted to approve the Merger, excluding any appreciation or depreciation in anticipation of the Merger.  The procedures to be followed and the rights of such dissenting shareholders shall be those set forth in the Delaware General Corporation Law.

Exhibit 2.1 - Continued

Section 12.     Miscellaneous

12.1           Public Announcements.  Prior to the Closing Date, each party shall use its best efforts to consult with the other party with respect to any prepared public announcement, statement or release to the press, or statement to a competitor, customer or other third party (except to its consultants or to the regulatory authorities in connection with applications for governmental approvals or filings) with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby, except as may be necessary, in the opinion of counsel, to comply with any law, governmental order or regulation.

12.2           Brokers and Finders.  Adams and Premier represent each to the other that this Agreement and the Merger contemplated hereby are the result of direct negotiations between them and further, except for fees due Baxter Fentriss and Company by Premier and due RP Financial L.C. by Adams, that neither Adams nor Premier has incurred any liability for any broker’s, finder’s or similar fees in connection with this Agreement or the Merger.

12.3           Disclosed In Writing.  As used in this Agreement, the phrase “disclosed in writing” shall mean disclosed or delivered prior to or within 20 days after, the date of this Agreement by means of a writing describing in reasonable detail the matters contained therein and delivered in accordance with Section 14.7 hereof.  For purposes of this Agreement, anything appearing, contained, disclosed or described (i) in any Premier Financial Statement or Adams Financial Statement (including the notes thereto), (ii) in any call report or similar periodic report furnished to the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board, Bureau of Financial Institutions of the Commonwealth of Virginia, State Corporation Commission or the West Virginia Department of Banking, or (iii) in any periodic report or other document filed with the Securities and Exchange Commission (including, but not limited to, Forms 8-K, Forms 10-K, Forms 10-Q, Annual Reports, and proxy statements) by either of Premier or Adams, shall be deemed to be previously disclosed.

12.4           Entire Agreement.  This Agreement embodies the entire agreement among the parties and there have been no agreements, representations, or warranties among the parties other than those set forth herein or those provided for herein.

12.5           Counterparts.  This Agreement has been executed in a number of identical counterparts, and each such counterpart shall be deemed to be an original instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

12.6           Invalid Provisions.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

12.7           Notices.  Any notices or other communication required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

Exhibit 2.1 - Continued

TO ADAMS:               Abigail Adams National Bancorp, Inc.
1130 Connecticut Avenue, NW
Washington, DC 20036
Attention: Lou Akers, Executive Vice President

with a copy to:              Alan Schick
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW, Suite 400
Washington, DC 20015

TO PREMIER:             Brien M. Chase, Senior Vice President and Chief Financial Officer
Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25301

with a copy to:              Thomas J. Murray, Esquire
Daniel J. Konrad, Esquire
Huddleston Bolen LLP
P. O. Box 2185
Huntington, West Virginia  25722

or such other addresses as shall be furnished in writing by either party to the other party.  Any such notice or communication shall be deemed to have been given as of the date so mailed.

12.8           Headings.  The captions contained in this Agreement are inserted solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

12.9           Expenses.  Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement, except as otherwise specifically provided herein.

12.10         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed within the state and the United States of America.

12.11         No Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the written consent of the other party.

12.12         Effectiveness of Agreement.  This Agreement shall become effective and binding as to Premier and Adams when one or more counterparts shall have been signed and delivered by Premier and Adams, and shall become effective and binding as to Interim Company when Interim Company has executed an Adoption Agreement in substantially the form attached hereto as Exhibit “A”.

Exhibit 2.1 - Continued

12.13         Further Acts.  Premier and Adams each agree to execute and deliver on or before the Closing Date such other documents, certificates, agreements, or other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

12.14         Representations and Warranties Not to Survive.  Except for the representations and warranties contained in Sections 5, 8.3, 12.9 and 12.15, the representations and warranties included or provided in this Agreement shall not survive the Effective Time.

12.15         Disclosure Letter.  Disclosure Letter means a letter delivered by Premier/Adams, Adams/Premier on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement.  The Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement.  The matters expressly disclosed in the Disclosure Letter shall be deemed to be disclosed for all purposes thereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purposes readily apparent.  The inclusion of any matter in the Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

Exhibit 2.1 - Continued

IN WITNESS WHEREOF, Premier and Adams have caused this Agreement to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier and Adams, acting by a majority thereof, and WITNESS also the signatures hereto of a majority of the board of directors of Adams.

PREMIER FINANCIAL BANCORP, INC.

By _/s/ Brien M. Chase__12-31-2008___________
      Brien M. Chase
                              Its: Senior Vice President and
        Chief Financial Officer

ATTEST:

_/s/ Toney K. Adkins______________
Toney K. Adkins,
Assistant Secretary

ABIGAIL ADAMS NATIONAL BANCORP, INC.

By _/s/ Karen E. Troutman__________________
Karen E. Troutman
Its:  Senior Vice President and
Chief Financial Officer
ATTEST:
 /s/ Lorel D. Scott_________________
Lorel D. Scott, VP and Secretary

Exhibit 2.1 - Continued

EXHIBIT A

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT, made and entered into as of this __ day of January, 2009, by and among ADAMS ACQUISITION, INC. ("Interim Company"), PREMIER FINANCIAL BANCORP, INC. ("Premier"), and ABIGAIL ADAMS NATIONAL BANCORP, INC. (“Adams”);
WHEREAS, Premier and Adams have entered into an Agreement of Merger dated as of the ___ day of ___________________, 2009 ("Agreement"), to which this Adoption Agreement is attached, and which Agreement is incorporated herein by reference; and
WHEREAS, it is provided in Section 3.26 of the Agreement that Premier shall cause Interim Company to be organized and shall cause Interim Company to execute and enter into an Adoption Agreement in substantially the form of this Adoption Agreement so as to cause Interim Company to be bound by the applicable terms and provisions of the Agreement; and
WHEREAS, Interim Company has been organized;
NOW, THEREFORE, in consideration of the foregoing premises which are not mere recitals but an integral part hereof and in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:
1.           Interim Company hereby joins in and agrees to be bound by the terms and conditions of the Agreement applicable to it to the same extent as if Interim Company were an original party thereto.
2.           Interim Company agrees that it shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all actions on its part to be taken so as to permit the consummation of the Agreement and the Merger (as defined in the Agreement) at the earliest possible date, and that it shall cooperate fully with Premier and Adams to that end.
3.           Interim Company represents and warrants to and covenants with Premier and Adams that:
3.1           Interim Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2           Interim Company has the corporate power to execute and deliver this Adoption Agreement and to merge with Adams pursuant to the Agreement and has taken or will have taken at the Effective Time of the Merger all action required by law, its Articles of Incorporation, its By-laws or otherwise, to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby; and this Adoption Agreement and the Agreement are or at the Effective Time of the Merger will be valid and binding agreements of Interim Company in accordance with their terms.
IN WITNESS WHEREOF, Premier, Adams and Interim Company have caused this Agreement to be executed by their duly authorized officers, and their corporate seals to be hereunto affixed as of the date first above written, pursuant to resolutions adopted by the boards of directors of Premier, Adams and Interim Company, acting by a majority thereof.

PREMIER FINANICAL BANCORP, INC.

By _____________________________________
Brien M. Chase, Senior Vice President
   and Chief Financial Officer

ATTEST

________________________________
Its Assistant Secretary

ABIGAIL ADAMS NATIONAL BANCORP, INC.

By _____________________________________
________________________________

ATTEST

________________________________
Its Secretary

ADAMS ACQUISITION, INC.

By _____________________________________
_____________________, President

ATTEST

________________________________
Its Secretary

The undersigned, being all of the Directors of Interim Company, do hereby join in the foregoing Agreement to evidence their consent and agreement thereto:

_______________________________________

_______________________________________

_______________________________________

_______________________________________

_______________________________________

Exhibit 2.1 - Continued

EXHIBIT B

PLAN OF MERGER

OF

ABIGAIL ADAMS NATIONAL BANCORP, INC.

AND

ADAMS ACQUISITION, INC.

1.           The Parties.  Adams Acquisition, Inc., a Delaware corporation (“Interim Company”) shall merge with and into Abigail Adams National Bancorp, Inc., a Delaware corporation ("Adams") (both corporations are sometimes collectively referred to herein as the "Constituent Corporations") under the charter of Adams.  Adams shall be (and is hereinafter called when reference is made to it at and after the consummation of the Merger) the Surviving Company.  The Merger shall become effective at the time specified in a certificate of merger to be filed with the Secretary of State of Delaware (the "Effective Time of the Merger").
2.           Articles of Incorporation; Bylaws.  At the Effective Time of the Merger, the Articles of Incorporation and Bylaws of Adams in effect at the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Company until altered, amended or repealed in accordance with applicable law.
3.           Assets and Rights.  At the Effective Time of the Merger, the corporate existence of Interim Company shall, as provided in the Delaware General Corporation Law, be merged with and into Adams and continued in the Surviving Company.  The Surviving Company shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, if any, and all other choses in action, and all and every other interest of or belonging to or due to the Constituent Corporations, and each of them, shall be deemed to be transferred to and vested in the Surviving Company without further act or deed; and the title to any real estate, or any interest therein, vested in the Constituent Corporations, and each of them, before the Merger, shall not revert or in any way be impaired by reason of the Merger.
4.           Liabilities and Obligations. At the Effective Time of the Merger, Adams as the Surviving Company shall henceforth be and remain responsible and liable for all the liabilities and obligations of the Constituent Corporations; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.
5.           Conversion, Exchange and Cancellation of Shares
(a)           Conversion Rate.  At the Effective Time of the Merger each outstanding share of Adams Common Stock shall ipso facto, without any action on the part of the holder thereof, become and be converted into (i) 0.4461 shares of Premier Financial Bancorp, Inc. (“Premier”) Common Stock (the “Merger Consideration”).  All shares of Premier Common Stock into which the aforesaid Adams Common Stock is so converted shall be fully paid and non-assessable.
(b)           Manner of Exchange.  After the Effective Time of the Merger, except for persons exercising their rights as dissenting shareholders of Adams, each shareholder of Adams, upon surrender to Premier of certificates representing Adams Common Stock, accompanied by a Letter of Transmittal, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Premier Common Stock for which shares of Adams Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Section 5.  After the Effective Time of the Merger, each outstanding certificate which, prior to the Effective Time of the Merger, represented Adams Common Stock, will be deemed for all corporate purposes of Premier to evidence ownership of the number of full shares of Premier Common Stock into which the shares of Adams Common Stock represented thereby were converted.  Until such outstanding certificates formerly representing Adams Common Stock are surrendered, no dividend payable to holders of record of Premier Common Stock for any period as of any date subsequent to the Effective Time of the Merger shall be paid to the holder of such outstanding certificates in respect thereof.  After the Effective Time of the Merger there shall be no further registry of transfers on the records of Adams of shares of Adams Common Stock.  Upon surrender of certificates of Adams Common Stock for exchange for Premier Common Stock, there shall be paid to the record holder of the certificates of Premier Common Stock issued in exchange therefor the amount of dividends theretofore paid with respect to such full shares of Premier Common Stock as of any date subsequent to the Effective Time of the Merger which have not yet been paid to a public official pursuant to abandoned property laws and at the appropriate payment date the amount of dividends with a record date after the Effective Time of the Merger, but prior to surrender and a payment date subsequent to surrender.  No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.
(c)           Fractional Shares.  Premier will not issue fractional shares or fractional share certificates, but in lieu of the issuance of fractional shares will pay cash, without interest, to any Adams shareholder otherwise entitled to receive such fractional shares.  The amount of such cash payment will be determined by multiplying the fractional share interest to which an Adams shareholder would otherwise be entitled by Eight and 07/100 Dollars ($8.07).  Payment for fractional shares will be made with respect to each shareholder at the time such shareholder's certificates of Adams Common Stock are exchanged.
(d)           Lost Certificates.  If a certificate evidencing outstanding shares of Adams Common Stock is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the Premier certificate to which the shareholder would otherwise be entitled on surrender of such certificate, by notifying Premier in writing of such lost, stolen or destroyed certificate and giving Premier evidence of loss and a bond sufficient to indemnify Premier against any claim that may be made against it on account of the alleged lost, stolen and destroyed certificate and the issuance of the certificate and cash.
6.           Further Assurances.  If at any time the Surviving Company shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Company the title to any property or rights of Interim Company or Adams or any subsidiary thereof, or otherwise to carry out the provisions hereof, the proper officers and directors of Interim Company or Adams, as the case may be, as of the Effective Time of the Merger, and thereafter the officers of the Surviving Company acting on behalf of Interim Company or Adams, as the case may be, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Company and otherwise carry out the provisions hereof.
7.           Termination and Abandonment.  This Plan of Merger may be terminated and the Merger abandoned as provided in the Agreement of Merger.
8.           Other Terms and Conditions.  All other terms and conditions to the Merger are as provided in the Agreement of Merger.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized, all as of the day and year first above written.
ABIGAIL ADAMS NATIONAL BANCORP, INC.
a corporation

By _____________________________________
   ____________________________________

ATTEST:

__________________________________
Its Secretary

ADAMS ACQUISITION, INC., a corporation

By _____________________________________
   President and Chief Executive Officer

ATTEST:

_________________________________
Its Secretary